EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-140759 on Form S-4 for Umpqua Holdings Corporation of our report, dated March 7, 2006, relating to our audits of the consolidated financial statements and internal control over financial reporting of North Bay Bancorp, appearing in the Annual Report on Form 10-K of North Bay Bancorp for the year ended December 31, 2006.
     We also consent to the reference to our firm under the heading “Experts” in the joint proxy statement-prospectus, which is part of this Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
March 9, 2007